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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 12b-25

                           NOTIFICATION OF LATE FILING


                           COMMISSION FILE NO. 1-9334

                               CUSIP NO. 058264102


(Check one):
 [ ] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [X] Form 10-Q   [ ] Form N-SAR

                     For the Period Ended: December 31, 2000

                                       OR

                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR

                  For the Transition Period Ended:_____________


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            NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
            COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

Full Name of Registrant:                    Baldwin Technology Company, Inc.

Address of Principal Executive Offices:     12 Commerce Drive
                                            Shelton, CT  06484


PART II - Rules 12b-25(b) and (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         [X](a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X](b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 1-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ](c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE

As stated in the Company's press release dated February 8, 2001, the Company is in the process of amending its results for the first quarter ended September 30, 2000, due to the implementation of Financial Accounting Standards Board Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The financial information necessary for a complete and accurate filing for the quarterly report could not be completed on a timely basis.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

                  James M. Rutledge         (203) 402-1000



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(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                    [X] Yes                   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                    [ ] Yes                   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                        Baldwin Technology Company, Inc.
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                  (Name of Registrant as specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: February 14, 2001                         By: /s/ James M. Rutledge
                                                   --------------------------
                                                   James M. Rutledge
                                                   Chief Financial Officer







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